UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  February 22, 2005
                                               ---------------------------------


                          Pre-Paid Legal Services, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                                    Oklahoma
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                 (State or Other Jurisdiction of Incorporation)


           1-9293                                  73-1016728
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    (Commission File Number)           (IRS Employer Identification No.)


        One Pre-Paid Way
             Ada, OK                                   74820
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(Address of Principal Executive Offices)            (Zip Code)


                                 (580) 436-1234
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

     On February 22, 2005, Pre-Paid Legal Services, Inc. (the "Company") issued a press release announcing its earnings and operating results for the three months and year ended December 31, 2004. A copy of the release is included as an exhibit to this report.


Item 9.01 Financial Statements and Exhibits

     The following exhibits are included with this report:

   Exhibit No.                              Description

       99.1         Company Press Release dated February 22, 2005


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          Pre-Paid Legal Services, Inc.


                                   By:      /s/ Randy Harp
                                   ---------------------------------------------
                                           Randy Harp, Chief Operating Officer

Date:  February 22, 2005

For Release 8:30 a.m. Eastern                    Company      Steve Williamson
Tuesday, February 22, 2005                       Contact:        (580) 436-1234

    Pre-Paid Legal Announces 2004 Year End Results and 12th Consecutive Year
                        of Increased Membership Revenues
                                    -- -- --
   Fourth Quarter Membership Revenues Up 8%; Net Income Up 25% and EPS Up 35%
                                    -- -- --

     ADA, OK, February 22, 2005 - Pre-Paid Legal Services, Inc. (NYSE:PPD), today announced results for the fourth quarter and year ended December 31, 2004. Net income for the fourth quarter of 2004 increased 25 percent to $10.5 million from $8.4 million for the prior year's fourth quarter. Diluted earnings per share increased 35 percent to 66 cents per share from 49 cents per share for the prior year's comparable quarter due to an increase in net income of 25 percent and a decrease in the weighted average outstanding shares of 9 percent. Membership revenues in the fourth quarter of 2004 increased 8 percent to $91.3 million from $84.2 million for the same period last year.

     Net income for the full year of 2004 increased 2 percent to $40.8 million from $39.9 million for 2003. Diluted earnings per share for 2004 increased 9 percent to $2.48 per share from $2.27 per share for the prior year due to increased net income of 2 percent and an approximate 7 percent decrease in the weighted average number of outstanding shares. Membership revenues for 2004 were up 8 percent to $355.5 million from $330.3 million for the prior year marking the twelfth consecutive year of increased membership revenue.

     Net cash provided from operating activities decreased to $47.3 million for 2004 from $51.7 million for 2003, although cash provided from operating activities before changes in assets and liabilities increased 8 percent to $51.7 million for 2004 from $47.7 million for 2003 despite the approximate $11.5 million negative cash flow resulting from sales of Identity Theft Shield memberships during 2004 compared to approximately $7.3 million during 2003. During 2004 we repurchased 1.5 million shares of our stock for $37.5 million at an average share price of $25.78. From April 1999 to year-end 2004, we invested $210.9 million in the repurchase of 9.1 million shares at an average price of $23.23 per share, reducing the number of shares outstanding at year-end 2004 to
15.6 million. At December 31, 2004, we had $27.6 million outstanding on our $31.5 million stock purchase loan and $17.5 million on our new office construction loan. At year-end, we had $52.2 million in cash and cash equivalents and unpledged investments.

     From the 3rd quarter to the 4th quarter of 2004, membership fees increased by $2 million, associate services revenue increased by $162,000, associate services expenses increased by $410,000, membership benefits increased from $31.1 million (35% of membership fees) to $31.4 million (34% of membership fees), commissions to associates per new membership sold increased from $186 to $190, and G&A increased from $11.1 million (12.4% of membership fees) to $11.7 million (12.8% of membership fees).

     We will conduct a conference call to present the year end results on Wednesday, February 23, 2005 at 8:30 a.m. Eastern Time. The conference call will be web cast on the investor relations' page of www.prepaidlegal.com or may be accessed by dialing (719) 457-2658. Audio replay will be available beginning at 11:30 a.m. Eastern Time on February 23, 2005 and will run through midnight Wednesday, March 2, 2005 by dialing (719) 457-0820; pass code for the replay is 3225947. The presentation will be available on the web site indefinitely by selecting "Earnings Calls" under the "Investor Relations" section. Questions may be submitted prior to the call via email to investor@pplsi.com.

     We are actively evaluating corporate finance methods that would be in addition to our existing credit facilities, our cash flow generated from operations and our existing cash balances, that would allow us to expedite future share repurchases. We will resume our open market repurchase program later this week as we have remaining authorization from the Board to purchase an additional 922,182 shares and more than $10 million availability under existing bank covenant restrictions.

     As disclosed in our Form 8-K filed February 18, 2005, we have concluded that we will be unable to complete the required management assessment of our internal control over financial reporting as of December 31, 2004, and Grant Thornton has advised us and our audit committee that it will also be unable to express an opinion as to management's assessment and as to the effectiveness of our internal control over financial reporting as of December 31, 2004. This assessment and opinions are required by Section 404 of the Sarbanes-Oxley Act and the rules of the Securities and Exchange Commission. Grant Thornton has also advised us of the existence of two material weaknesses in our internal controls. Grant Thornton has advised us and the audit committee that the lack of management's assessment of internal controls and the disclaimer of opinion they expect to issue on our internal controls, as well as the existence of the material weaknesses described in the Form 8-K, does not necessarily preclude Grant Thornton's ability to render an unqualified opinion on our financial statements. Nothing has come to the attention of management which would cause them to believe that the material weaknesses described in the Form 8-K have resulted in any material inaccuracies or errors in our financial statements as of December 31, 2004. Additional information about these matters may be found in the Form 8-K which is available at the SEC website www.sec.gov.

     About Pre-Paid Legal Services

     Pre-Paid Legal Services develops and markets legal service plans across North America. The plans typically provide for legal service benefits, including unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. We also market an identity theft protection plan. More information can be located at our homepage on the worldwide web at http://www.prepaidlegal.com.

     Forward-Looking Statements
     Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K, and include the risks that our membership persistency or renewal rates may decline, that we may not be able to continue to grow our memberships and earnings, that we are dependent on the continued active participation of our principal executive officer, that pending or future litigation may have a material adverse effect on us if resolved unfavorably to us, that we could be adversely affected by regulatory developments, that competition could adversely affect us, that we are substantially dependent on our marketing force, that our stock price may be affected by short sellers, that we have been unable to increase significantly our employee group membership sales, that our active premium in force is not indicative of future revenue as a result of changes in active memberships from cancellations and additional membership sales and that we may have material weaknesses in our internal control environment. Please refer to pages 39 and 40 of our 2003 Form 10-K, pages 8 through 10 of our September 30, 2004 Form 10-Q and our February 18, 2005 Form 8-K for a more complete description of these risks. We undertake no duty to update any of the forward-looking statements in this release.


PRE-PAID LEGAL SERVICES, INC.
Financial Highlights (Unaudited)

                                        (Dollars and shares in 000s, except per share amounts)

                                                                        Three Months              Year Ended
                                                                     Ended December 31,          December 31,
                                                                  -----------------------  -----------------------
                                                                      2004        2003         2004         2003
                                                                  ----------   ----------  ----------   ----------
Revenues:
  Membership fees..............................................   $   91,274   $   84,199  $  355,461   $  330,322
  Associate services...........................................        6,294        5,804      24,901       25,704
  Other........................................................        1,478        1,324       5,575        5,287
                                                                  ----------   ----------  ----------   ----------
                                                                      99,046       91,327     385,937      361,313
                                                                  ----------   ----------  ----------   ----------
Costs and expenses:
  Membership benefits..........................................       31,445       28,894     122,280      111,165
  Commissions..................................................       29,797       30,412     118,757      115,386
  Associate services and direct marketing......................        7,714        7,109      29,325       28,929
  General and administrative...................................       11,709        9,894      43,742       36,711
  Other, net...................................................        2,363        2,290       9,578        8,546
                                                                  ----------   ----------  ----------   ----------
                                                                      83,028       78,599     323,682      300,737
                                                                  ----------   ----------  ----------   ----------

Income before income taxes.....................................       16,018       12,728      62,255       60,576
Provision for income taxes.....................................        5,526        4,336      21,478       20,669
                                                                  ----------   ----------  ----------   ----------
Net income.....................................................   $   10,492   $    8,392  $   40,777   $   39,907
                                                                  ----------   ----------  ----------   ----------

Basic earnings per common share................................   $     .68    $     .49   $    2.50    $    2.28
                                                                  ----------   ----------  ----------   ----------

Diluted earnings per common share..............................   $     .66    $     .49   $    2.48    $    2.27
                                                                  ----------   ----------  ----------   ----------

Weighted average number of shares:
  Basic........................................................       15,540       17,161      16,313       17,530
  Diluted......................................................       15,778       17,278      16,458       17,599


Net cash provided before changes in assets and liabilities..............................    $   51,689    $  47,731
Net cash provided by operating activities...............................................    $   47,263   $   51,693
Net cash used in investing activities...................................................    $  (11,322)  $  (36,901)
Net cash used in financing activities...................................................    $  (31,428)  $  (14,191)


                                                                  ###